For Further Information Contact:
                                            Vernon A. Raile - Vice President,
                                            Controller and Chief Accounting
                                            Officer - (701) 222-7623
MDU RESOURCES
GROUP, INC
______________________________________________________________________________
400 North Fourth Street
Bismarck, ND 58501
(701)222-7900


FOR IMMEDIATE RELEASE
October 1, 1996

BISMARCK, NORTH DAKOTA -- MDU Resources Group, Inc. (NYSE:MDU) announced that third quarter earnings will include a write down to current market price of the natural gas available under a repurchase commitment and the reversal of certain reserves for tax and other contingencies. The net effect of these items will result in a $3.7 million or 13 cents per common share net charge to third quarter earnings. "After the effect of the charge, we expect the strong earnings performance of the company this year to largely mitigate the effects of the charge," stated H. J. Mellen, Jr., president and chief executive officer of MDU Resources Group, Inc.
       Based on a number of factors, including differences in regional natural gas prices and recent natural gas sales, management believes the recognition of the current market value of this natural gas which is located in the Rocky Mountain Region will allow the company to market the gas on a sustained basis and enable the company to liquidate this asset over the next four to five years. Liquidating the asset will save the company's natural gas transmission unit the annual financing costs associated with this commitment, which in 1995 totaled approximately $6 million. The company has been absorbing the carrying costs on this natural gas repurchase commitment since 1985.
       Mellen further stated that the company's Fidelity Oil unit
was continuing to experience excellent results.   Increased oil
and natural gas production, increased reserves and improved commodity prices are all significantly enhancing that unit's performance over the comparable prior year period.
       MDU Resources Group, Inc. is a multidimensional natural resource company comprised of an electric and natural gas utility, a natural gas transmission company, construction materials and mining operations, an energy marketing firm and is engaged in oil and natural gas acquisition, exploration and production activities.

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